EXHIBIT 99

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX ANNOUNCES EFFORTS TO STREAMLINE BUSINESS AND REDUCE COSTS

PORT WASHINGTON, NY, February 17, 2004 - Systemax Inc. (NYSE-SYX) today announced that it is streamlining the back office and warehouse operations of its computer supply businesses in the United States. The Company believes this should result in improved service to its customers, reduced costs and improved overall profitability.

Richard Leeds, Chairman and Chief Executive Officer, said, "We believe that our customers will benefit from these changes by having access to a broader selection of in- stock inventory and more convenient service. It should allow us to offer reduced prices to our customers and, after incurring one-time costs, increase the Company’s profitability".

It is anticipated that the streamlining will result in the elimination of approximately 200 people. In addition, the Company has also consolidated one of its sales offices in the United Kingdom, resulting in the elimination of 50 people. One time costs, including severance and other related charges, are expected to total for the U.S. and the U.K. approximately $3,000,000 (pre-tax) and will be reflected in the Company’s first quarter 2004 results. The Company believes that these actions should result in an approximate annual savings of $8 million after they are fully implemented. The Company also anticipates improved profitability resulting from the consolidation of warehousing, purchasing and marketing functions.

Systemax (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs, and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Foward-Looking Statements

This press release may contain forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.